Exhibit 99.1

Reliance Global Group Signs Letter of Intent to Sell Fortman Insurance for $5 Million in Cash

Transaction highlights strategic execution and unlocks capital for highly accretive Spetner Acquisition

LAKEWOOD, N.J., June 17, 2025 — Reliance Global Group, Inc. (Nasdaq: RELI) (“Reliance,” “we,” “us,” “our” or the “Company”) today announced it has signed a non-binding Letter of Intent (LOI) to sell Fortman Insurance Agency (“Fortman”), a wholly owned subsidiary for $5 million in cash. The contemplated sale price represents a meaningful premium over the original acquisition cost, underscoring the Company’s ability to acquire, improve, and opportunistically monetize assets to drive shareholder value.

Since acquiring Fortman, Reliance has implemented operational enhancements, upgraded internal systems, and established a strong leadership team. As a result, Fortman has evolved into a well-capitalized, efficiently run agency with a growing customer base and enhanced market presence.

Ezra Beyman, CEO of Reliance, commented, “The potential sale of Fortman demonstrates our disciplined capital allocation strategy and commitment to value creation. We acquired Fortman at a compelling valuation, strengthened its operations, and are now positioned to realize a meaningful return. This contemplated transaction reflects our ability to execute and supports our broader goal of building a highly profitable and focused organization. Not only does the sale price represent a premium to what we paid for Fortman, but it also adds substantial cash to our balance sheet—an especially notable achievement in light of our current market capitalization. We believe that this highlights the substantial underlying value embedded across our broader portfolio.”

Proceeds from the sale are expected to support Reliance’s planned acquisition of Spetner Associates (“Spetner”), a rapidly growing and synergistic insurance platform. As highlighted in previous announcements, Spetner has experienced robust growth in recent years and is expected to generate strong cash flow at both the subsidiary and parent company levels. The Company believes Spetner will integrate seamlessly into Reliance’s operations under the OneFirm strategy.

“By monetizing Fortman at a premium, we are building internal cash reserves that are intended to advance the Spetner acquisition,” added Beyman. “This strategy reflects our commitment to enhancing shareholder value while pursuing transformative and accretive growth opportunities. We believe replacing our Fortman subsidiary with Spetner aligns with our long-term vision for scale, synergy, and sustained cash flow generation.”

The LOI is non-binding and subject to customary due diligence and negotiation of definitive documentation. The Company will provide additional updates as the transaction progresses.

About Reliance Global Group, Inc.

Reliance Global Group, Inc. (NASDAQ: RELI) is an InsurTech pioneer, leveraging artificial intelligence (AI), and cloud-based technologies, to transform and improve efficiencies in the insurance agency/brokerage industry. The Company’s business-to-business InsurTech platform, RELI Exchange, provides independent insurance agencies an entire suite of business development tools, enabling them to effectively compete with large-scale national insurance agencies, whilst reducing back-office cost and burden. The Company’s business-to-consumer platform, 5minuteinsure.com, utilizes AI and data mining, to provide competitive online insurance quotes within minutes to everyday consumers seeking to purchase auto, home, and life insurance. In addition, the Company operates its own portfolio of select retail “brick and mortar” insurance agencies which are leaders and pioneers in their respective regions throughout the United States, offering a wide variety of insurance products. Further information about the Company can be found at https://www.relianceglobalgroup.com.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. You can identify these statements by terminology such as “may,” “should,” “could,” “would,” “will,” “expect,” “anticipate,” “intend,” “plan,” “believe,” “estimate,” “continue,” “potential,” and similar expressions. Forward-looking statements in this press release include, without limitation, statements regarding:

●	Our ability to complete the non-binding Letter of Intent to sell Fortman Insurance Agency for $5 million and to realize the contemplated premium over our original acquisition cost;

●	Our plans to deploy the proceeds from the Fortman sale for the proposed acquisition of Spetner Associates, Inc.;

●	Our expectation that the Spetner acquisition will close on commercially reasonable terms and receive any required regulatory and shareholder approvals;

●	Our objectives to continue acquiring, improving and opportunistically monetizing agency-level assets to drive shareholder value;

●	Our intentions to pursue disciplined, accretive growth opportunities in the InsurTech and insurance agency industries; and

●	Other statements of our plans, objectives, expectations and intentions with respect to future operations, financial results, products and services.

These forward-looking statements are based on a number of assumptions, including the assumptions that: the LOI will not be terminated prior to execution of definitive purchase agreements; due diligence and documentation negotiations will proceed without material adverse findings; the Fortman sale and the Spetner acquisition will both close as expected; our revenue and EBITDA projections for Spetner are attainable; integration risks will be managed successfully; and there will be no material adverse changes in market, economic or regulatory conditions affecting our businesses. There can be no assurance that any of these assumptions will prove correct.

There are numerous risks and uncertainties that may cause actual results or performance to differ materially from those expressed or implied by these forward-looking statements. These include, among others: the risk that the Fortman buyer may withdraw or renegotiate the terms of the LOI; delays or failure to complete either the Fortman sale or the Spetner acquisition; unanticipated liabilities or integration challenges in connection with Spetner; our inability to realize the projected revenue or EBITDA benefits; competition in the InsurTech and agency brokerage industry; changes in insurance regulation or Nasdaq listing requirements; general economic or financial market conditions; and the other risks and uncertainties described in the “Risk Factors” section of our Registration Statement on Form S-1 and our periodic reports filed with the Securities and Exchange Commission.

You should carefully review our Annual Report on Form 10-K for the year ended December 31, 2024, as amended, and the other reports we have filed or will file with the SEC for a more complete discussion of risks and uncertainties. Except as required by law, Reliance Global Group, Inc. disclaims any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact:

Crescendo Communications, LLC
Tel: +1 (212) 671-1020
Email: RELI@crescendo-ir.com